Exhibit 10.4

MONTH DATE YEAR

NAME

Dear [NAME],

We appreciate your hard work and contributions to Red Hat’s success, and look forward to continuing to build an organization that’s the default choice for next-generation IT, delivering an open hybrid cloud, powered by an open organization. As an important part of this journey, we are offering you the opportunity to earn an exceptional special retention bonus in the amount of $[AMOUNT] (the “Retention Payment”) in accordance with the terms and conditions described below.

This letter (this “Letter Agreement”) sets forth Red Hat's agreement with you regarding the Retention Payment. Throughout the remainder of this document you and Red Hat, Inc. (“Red Hat”) may be collectively referred to as the “Parties.” Certain other definitions are set forth at the end of this Letter Agreement.

1.	Retention Payment

[OPTION 1 - 75% at closing, 25% at 6-months anniversary of the closing:

(a)
As an incentive to remain employed by Red Hat or an Affiliate, you are entitled to receive the Retention Payment, which shall vest in two (2) installments. The first installment of seventy-five percent (75%) of the total Retention Payment shall vest on the Closing Date and the second installment of the remaining twenty-five percent (25%) of the total Retention Payment shall begin to vest on the Closing Date and shall vest on the six-month anniversary of the Closing Date (each installment individually, a “Retention Payment Installment”). Red Hat will pay you the applicable Retention Payment Installment on the first administratively feasible payroll date following each applicable vesting date. Subject to 1(b) below, in order to receive a Retention Payment Installment, you must remain continuously employed by Red Hat or an Affiliate through the applicable vesting date.

OPTION 2 - 50% at 6 month anniversary of the closing; 50% at one-year anniversary of the closing:

(a)
As an incentive to remain employed by Red Hat or an Affiliate, you are entitled to receive the Retention Payment, which shall begin to vest on the Closing Date and shall vest in two (2) installments. The first installment of fifty percent (50%) of the total Retention Payment shall vest on the six-month anniversary of the Closing Date and the second installment of the remaining fifty percent (50%) of the total Retention Payment shall vest on the one-year anniversary of the Closing Date (each installment individually, a “Retention Payment Installment”). Red Hat will pay you the applicable Retention Payment Installment on the first administratively feasible payroll date following each applicable vesting date. Subject to 1(b) below, in order to receive a Retention Payment Installment, you must remain continuously employed by Red Hat or an Affiliate through the applicable vesting date.]

(b)
Involuntary Termination Without Cause. If, after the Closing Date and prior to payment in full of the Retention Payment, your employment with Red Hat or an Affiliate is involuntarily terminated by Red Hat or an Affiliate without Cause (as defined below), Red Hat will pay you the unpaid portion of the Retention Payment on the first administratively feasible payroll date following the date of employment termination.

(c)	Cause. For purposes of this agreement only, “Cause” means conduct involving one or more of the following:

(i) your conviction of, or plea of guilty or nolo contendere to, a felony;

(ii) your willful misconduct resulting in material harm to Red Hat;

(iii) fraud, embezzlement, theft or dishonesty by you against Red Hat or any Affiliate resulting in material harm to Red Hat;

(iv)     your repeated and continuing failure to follow the proper and lawful directions of Red Hat or the officer to whom you report after a written demand is delivered to you that specifically identifies the manner in which Red Hat or the officer to whom you report believes that you have failed to follow such instructions;

(v) your current alcohol or prescription drug abuse affecting work performance, or current illegal use of drugs regardless of the effect on work performance;

(vi) a material violation of Red Hat’s Code of Conduct by you that causes harm to Red Hat; or

(vii) your material breach of any term of this Letter Agreement or any other confidentiality and/or non-competition agreements.

2.
Withholding; Other Tax Matters. The Retention Payment(s) payable hereunder are subject to income tax and other required tax withholding. Amounts payable under this Letter Agreement are intended to be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Red Hat makes no representation that such payment(s) will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment(s). Amounts payable hereunder are intended to be exempt from Section 409A but to the extent subject thereto are intended to comply with Section 409A and accordingly, to the maximum extent permitted, shall be interpreted and administered to be in compliance therewith. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable during the six-month period immediately following your separation from service shall instead be paid on the first business day after the date that is six months following such separation from service (or upon your death, if earlier).

3.
Confidentiality. Unless required by law, you agree to keep the existence and terms of this Letter Agreement, including the amount of the Retention Payment(s), the timing of the Retention Payment(s), and the vesting date(s) confidential. You further agree that you will not disclose the existence or terms of this Letter Agreement to any third party other than your spouse, significant other, or tax planning professional and only then with the instruction that the excepted individual meet the confidentiality and disclosure requirements described in this Paragraph. Nothing in this Letter Agreement or elsewhere prohibits you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. You are not required to notify Red Hat or an Affiliate of any such communications; provided, however, that nothing herein authorizes you to disclose information you obtained through a communication that was subject to the attorney-client privilege.

4.
No Right to Employment or Other Status; Non-Alienation. Nothing in this Letter Agreement shall be construed as giving you the right to continued employment or any other relationship with Red Hat or an Affiliate. The Retention Payment(s) will not be funded, set aside, or otherwise segregated prior to payment and shall only be earned by you upon a good faith determination by Red Hat or an Affiliate that all eligibility requirements have been successfully met. The obligation to pay the Retention Payment shall at all times be an unfunded and unsecured obligation of Red Hat.

5.
Entire Agreement; Amendment. This Letter Agreement constitutes the entire agreement between the Parties regarding any retention payment associated with your ongoing employment with Red Hat or an Affiliate, and supersedes all proposals, written or oral, and all other communications between the Parties relating to the Retention Payment(s). Nothing in this Letter Agreement alters the at-will nature of your employment.

6.	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of North Carolina (without reference to the conflicts of laws provisions thereof).

7.	Definitions.

(a)	“Affiliate” means any person or entity that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, Red Hat.

(b)
“Closing Date” refers to the date of the closing of the merger transaction agreed to by and among Red Hat, International Business Machines Corporation and Socrates Acquisition Corp. pursuant to the Agreement and Plan of Merger dated October 28, 2018 (the “Merger Transaction”). All payments hereunder are subject to the occurrence of the Closing Date.

8.	Miscellaneous.

(a)
The Retention Payment is in addition to and not in lieu of any salary, bonus, benefits, or severance to which you may otherwise be entitled. You may not assign your rights under this Letter Agreement. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(b)	Retention payments to be paid in currencies other than U.S. dollars will be converted using the applicable foreign exchange rate on the Closing Date as determined by Red Hat.

(c)	Nothing in this Letter Agreement limits, or is intended to limit, any right to concerted activity you have under the National Labor Relations Act.

9.	Headings. The headings of the sections of this agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this agreement.

EMPLOYEE	Red Hat, Inc.
Signature: ______________________	By:____________________________
Date:______________________	Date:__________________________